Exhibit 99.1

NEBRASKA  DEPARTMENT OF INSURANCE

DISCLAIMER OF AFFILIATION

OF

RICKIE D. MEYER, as agent for and on

behalf of Rickie D. & Susan K.  Meyer,

Husband & Wife

Regarding

MIDWEST HOLDING, INC., a Nebraska Corporation, and  American Life & Security

Corp., a Nebraska Corporation (“Midwest”)

DATED:  August 24, 2009

Name, Title, Address and Telephone Number of Individual to Whom Notices and Correspondence Concerning This Statement Should  be Addressed:

Jeanette M. Smith, Esq.	Rickie D.Meyer
Kutak Rock LLP	Midwest Holding, Inc.
1650 Farnam Street	8101 0 Street, Suite 101
Omaha, NE 68102	Lincoln, NE 68510
(402) 346-6000	(402) 489-8266

DISCLAIMER OF AFFILIATION

This Disclaimer of Affiliation is filed by Rickie D. Meyer as agent for and on behalf of Rickie D. & Susan K Meyer, husband and wife, (hereinafter referred to as the “Meyers”) as a result of recent discussions with the Nebraska Department of Insurance regarding the pending application for a Certificate of Authority  by American Life & Security Corp. and the Meyers’ current holdings of voting securities of the issued and outstanding capital stock of Midwest Holding, Inc., (“Midwest”), a Nebraska corporation and parent corporation of American Life & Security Corp.

Pursuant to 210 NAC 24, Section 17, the following information is provided based upon stock ownership and holdings as of August 5, 2009.

Section 017.01A:	Number of estimated issued and outstanding voting securities (common stock) of Midwest Holding, Inc.:	6,835,700

Section 017.01B	Number of voting securities (common stock) held by Rickie D. & Susan K. Meyer:	300,000
	Percentage of shares held (estimated):	4.39%
	Right to acquire additional number of shares:	0%

Section 017.01C:	All material relationships and basis for affiliation between the subject and the person whose control is denied and all affiliates of such person:

Mr. Rickie D. Meyer is the founder of Midwest Holding, Inc., a Nebraska corporation.  He has been active in all aspects of the operations of Midwest and especially in the capital raising efforts from  its  inception  for  the  primary  purpose  of  the  formation  and  licensing  of  a  Nebraska domiciled life insurer, American Life & Security Corp.  Due to recent events and at the request of  the Nebraska Department of Insurance, Mr. Meyer has agreed to resign from all positions at American  Life  & Security  Corp., and as CEO of  Midwest, remain as a Board member  of Midwest, and file a Disclaimer of Affiliation, in order to move forward with the application of American Life & Security Corp. for its Certificate of Authority.  Mr. Meyer further agrees not to serve as a director or an officer of American Life & Security Corp. or as an officer of Midwest in the future  without first  notifying the Director of the Department  of Insurance and obtaining approval  from  the Department.  Mr. Meyer’s  resignation as set forth  above will take effect commensurate with the issuance of the Certificate of Authority to American Life & Security Corp.  Mr. Meyer’s term as a Midwest Board member is for a period of one year and was elected on June 9, 2009.  He may seek re-election as provided under the Articles of Incorporation and By-Laws of Midwest. Further, because of the expertise of Mr. Meyer, Midwest may enter into a consultant contract with him for the purpose of assisting Midwest in connection with the raising  of  additional  capital.  Such contract  will be negotiated  at  arms length and within reasonable industry  norms and  will not afford  Mr.  Meyer the  ability to exert  control over Midwest or American Life & Security Corp.

As  a result  of the  above,  the Meyers’ holdings  of  4.39%  of the  total issued  and outstanding voting  securities of Midwest fall well  below  the  presumption of control of 10%  as set forth under  Neb.  Rev. Stat.  Section  44-2121(2). As a shareholder,  the Meyers  have  the  right  to participate  in the direction  of Midwest. Shareholders have an investment-backed expectation  in their  unqualified right  to participate in  the  direction of  a corporation.  The  right  to vote  for directors  of a corporation  is fundamental  to this right. Under Nebraska law and the Articles of Incorporation of  Midwest,  shareholders are  entitled  to  cumulative  voting  as  it  relates  to the election of the Board  of Directors  of Midwest. By virtue of their  holdings  and cumulative voting,  the Meyers may  have  the  power  to  elect  one  Director  to the  Board  of  Directors  of Midwest annually.  Board  representation by virtue  of one Board seat will not allow the Meyers to  control  Midwest  as  they  have  the  ability  to  elect  only  one  of  the  eight  Board  members annually, each Board member has only one vote and  a  majority  vote is required  to conduct business by the Board. The Meyers’ holdings in Midwest are an investment with the intention to maximize the profits of their investment through  the limited assertion of shareholder  rights by virtue of their vote for the Board of Directors.

Section 017.01D:                                            A statement explaining why such person should not be considered to control the subject.

A.        The Meyers do not possess, directly or indirectly, the power to direct or cause the direction of  the management and policies  of Midwest, by virtue of the ownership of approximately 4.39% of the voting securities of Midwest. The Meyers’ holdings do not reach the presumption of control as defined  under the Nebraska Insurance Holding Company System Act as 10% or more of the voting securitiesand the Meyers do not control in fact (Section 44-2121).

B.        The Meyers do not possess, directly or indirectly, the power to direct or cause the direction of the management and  policies of Midwest by virtue of any contract and has the ability to elect only one Board representative at Midwest. The Meyers have no current intention to control, or acquire control of Midwest, as defined under the Nebraska Insurance Holding Company System Act. The Meyers agree that if they determine to seek to acquire control (as so defined) of Midwest, they will  file a Form  A with the Nebraska Department of Insurance and obtain the Department’s approval prior to such acquisition.

C,        The Meyers do not possess, directly or indirectly, the power to direct or cause the direction  of the management and policies  of Midwest and are not acting as a “group” with any other person with respect to Midwest and will not form such a group with any other person in the future to acquire control of Midwest without first filing a Form A with the Nebraska Department of Insurance and obtaining its approval. Specifically, the Meyers disclaim any ability to direct or cause to direct or exert control over or act as a group relating to the voting securities  owned by Travis & Stephanie Meyer, their son and daughter-in-law.

D.        The Meyers agree not to increase their ownership of stock as of August 5, 2009, (approximately 4.39%), directly or indirectly, by purchase or through acquisition of rights to purchase or otherwise increase its beneficial ownership up to 10% in the future without  first notifying the Nebraska Department of Insurance and revising its Disclaimer of Control or filing a Form A and obtaining the approval of the Department.

SIGNATURE

Pursuant  to the requirements of Neb. Rev. Stat. Section  44-2132 and Neb. Admin. R., Title  210, ch. 24, Rickie D. Meyer on behalf of Rickie D & Susan K. Meyer, has caused this Disclaimer of Affiliation to be duly signed on their behalf in the City of Lincoln and State of Nebraska, on the day of August, 2009.

Rickie D. & Susan K. Meyer, husband and wife

		By:	/S/ Rickie D. Meyer

Rickie D. Meyer as agent for and on behalf of Rickie D. & Susan K. Meyer, husband and wife

Attest:	/S/ Wendy K. Kuhn